UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2004

Analex Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-5404	71-0869563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5904 Richmond Highway, Suite 300, Alexandria, VA 22309

(Address of principal executive offices) (Zip Code)

(703) 329-9400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Item 2.	Acquisition or Disposition of Assets

In a press release on June 1, 2004, Analex Corporation (“Analex” or the “Company”) announced that its acquisition of Beta Analytics, Incorporated (“BAI”) was consummated on May 28, 2004.

Under the terms of the Stock Purchase Agreement, dated May 6, 2004 (the “Stock Purchase Agreement”), by and among Analex, BAI, and certain former stockholders of BAI (the “BAI Sellers”), Analex acquired all of the issued and outstanding stock of BAI for (i) $26 million in cash, adjusted to reflect changes in net working capital, and (ii) 1,832,460 unregistered shares of Analex common stock, $0.02 par value per share (the “Common Stock”). The Windsor Group, LLC served as investment banker to Analex regarding the acquisition. Analex financed the cash portion of the consideration for the acquisition through its cash on hand, senior debt from Bank of America, N.A. and new debt in the initial amount of $12 million provided by General Electric Pension Trust (“GEPT”), New York Life Investment Management LLC (“NYL”), Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (each, a “Pequot Fund” and collectively, the “Pequot Funds” and together with GEPT and NYL, collectively, the “Investors”) pursuant to a Purchase Agreement by and among the Company and the Investors, dated May 28, 2004. Pequot Capital Management, Inc. is the investment advisor/manager of the Pequot Funds and exercises sole investment discretion over the Pequot Funds.

BAI is a security and intelligence support services firm primarily providing services to federal government agencies and organizations. It has more than 20 years of experience in providing protection to clients’ critical assets – personnel, information, technology, equipment, facilities, activities and operations. Its largest customer is the U.S. Missile Defense Agency, which is the single largest multi-national technology development agency in the federal government. Headquartered in Maryland, it has 330 employees, all of whom hold security clearances.

This summary of the acquisition described above is qualified in its entirety by the Stock Purchase Agreement. A complete copy of the Stock Purchase Agreement was filed as an exhibit to Analex’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

Item 5.	Other Events and Required FD Disclosure

In the same press release, the Company announced that it entered into a Purchase Agreement with the Investors dated May 28, 2004 (the “Series B Purchase Agreement”), pursuant to which Analex sold and issued to Investors on May 28, 2004 certain convertible secured senior subordinated promissory notes (“Senior Subordinated Notes”) in the aggregate principal amount of $12 million, together with certain detachable ten-year warrants to purchase shares of Analex Common Stock (“Common Stock Warrants”). Analex created a Special Committee, comprised solely of independent directors, to review and consider the transactions contemplated by the Series B Purchase Agreement. The Special Committee engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to review the financing and to provide advice to the Special Committee. In connection with its consideration and approval of the financing, the Board of Directors received written opinions from Houlihan Lokey with respect to the fairness of the financing to the Company’s public stockholders (other than Pequot, Company directors and Company officers).

Series B Purchase Agreement

Pursuant to the Series B Purchase Agreement, Analex sold to Investors on May 28, 2004 (the “First Closing Date”) Senior Subordinated Notes in the aggregate principal amount of $12 million. The Senior Subordinated Notes will be converted into an aggregate of 3,428,571 shares of the Company’s newly designated Series B convertible preferred stock, $0.02 par value per share (“Series B Preferred Stock”) upon stockholders’ approval at the Company’s annual meeting of stockholders. In connection with the issuance of the Senior Subordinated Notes, the Company also issued to the Investors Common Stock Warrants to purchase the Company’s Common Stock in an amount equal to one share of Common Stock for every five shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock issued or issuable upon conversion of the Senior Subordinated Notes. Upon stockholders’ approval at the Company’s annual meeting of stockholders, these Common Stock Warrants will become exercisable by the Investors at $4.32 per share (representing a 25% premium to the trailing average closing price of the Common Stock for the twenty (20) trading days immediately preceding the First Closing Date.)

A significant portion of the funds obtained on the First Closing Date under the Purchase Agreement was used to pay the cash portion of the consideration for the acquisition of BAI.

Subject to certain approval rights by the holders of Series A convertible preferred stock, $0.02 par value per share, of the Company (the “Series A Preferred Stock”) and the Series B Preferred Stock, when issued, the Series B Purchase Agreement also provides that the Company has an option to require the Investors to purchase up to an additional $25 million of Senior Subordinated Notes or Series B Preferred Stock, with additional Common Stock Warrants (the “Company Option”), at any one or more times on or prior to May 27, 2005 for the purpose of paying the cost of acquisition of the stock or assets of one or more other companies in each case with an acquisition value (not including transaction expenses) of at least $10 million (“Company Acquisition”).

Senior Subordinated Notes

The Senior Subordinated Notes bear interest at an annual rate of 7%, payable quarterly in cash or, if the Company’s projected available cash for operations for the 12 months following the due date of an interest installment does not meet specified levels or such payment would result in a default under the Company’s senior credit facility, accrued and added to the outstanding principal. Upon a payment default, the interest rate on the Senior Subordinated Notes will be increased to 14% per annum during the term of the default.

The outstanding principal and accrued interest on the Senior Subordinated Notes will be automatically converted into Series B Preferred Stock upon stockholders’ approval at the annual meeting. The per share conversion price of the Senior Subordinated Notes is $3.50 (the “Series B Original Issue Price”), which is the closing price of the Common Stock on May 27, 2004.

If the Senior Subordinated Notes have not already converted into Series B Preferred Stock, they will mature 120 days from the First Closing Date although this 120 day period may be extended to 180 days from the First Closing Date under certain circumstances prior to the Company’s receipt of stockholder approval necessary for the conversion (the “Maturity Date”). In the event that stockholders’ approval is not obtained on or before the Maturity Date, (i) the rate of interest payable on the Senior Subordinated Notes will be increased to 14% per annum and will continue to increase thereafter at the end of each successive calendar quarter at a rate of .75% (but in no event shall be increased above the rate of interest lawfully payable) for so long as the Senior Subordinated Notes remain unpaid and (ii) the Company will issue to Investors additional warrants to purchase $3.5 million of the Company’s Common Stock, exercisable at any time following the stockholders’ approval, at an exercise price equal to the Conversion Price (as defined below).

The Company’s obligations under the Senior Subordinated Notes are secured by a second lien on all of the assets of the Company and its subsidiaries and are guaranteed by the Company’s subsidiaries. These obligations are subordinated only to those under the senior credit facility and are senior to the existing obligations to the Pequot Funds under the convertible debt issued pursuant to the Subordinated Note and Series A Convertible Preferred Stock Purchase Agreement dated July 18, 2003 (the “Series A Purchase Agreement”).

During the time that the Senior Subordinated Notes are outstanding, the financial and operational covenants will not be more restrictive than those set forth in the agreements executed in connection with the Company’s existing and future senior secured indebtedness.

Series B Preferred Stock

An aggregate of 3,428,571 shares of Series B Preferred Stock will be issued to the Investors upon stockholders’ approval of the conversion of the Senior Subordinated Notes into the Series B Preferred Stock. The Series B Preferred Stock will rank senior to the Company’s existing Series A Preferred Stock. The Series B Preferred Stock will bear a cumulative annual dividend of 6%, payable quarterly in cash or, if the Company’s projected available cash for operations for the 12 months following the due date of an interest installment does not meet specified levels or such payment would result in a default under the Company’s senior credit facility, in additional shares of Series B Preferred Stock.

Upon any liquidation, dissolution or winding up of the Company, holders of the Series B Preferred Stock will be entitled to receive, in preference to holders of Series A Preferred Stock and Common Stock, out of the Company’s assets available for stockholder distributions, an amount per share equal to the Series B Original Issue Price plus any accrued but unpaid dividends thereon. Certain mergers, acquisitions or asset sales involving the Company are treated as a liquidation event unless the holders of 66-2/3% of the then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, elect not to treat such transactions as liquidation events.

The Series B Preferred Stock will be convertible into Common Stock at any time at the election of its holders. The per share conversion price (the “Conversion Price”) of the Series B

Preferred Stock will be the lowest of (i) $3.10; (ii) the price that reflects a 20% discount to the trailing average closing price of the Company’s Common Stock for the 20 consecutive trading days immediately preceding the date of the initial conversion of any Senior Subordinated Notes (the “Issue Date”), but in no event less than $2.80; and (iii) the closing price of the Company’s Common Stock on the day immediately preceding the Issue Date; provided that if stockholder approval for the conversion of the Senior Subordinated Notes occurs during certain uncured events of default, the Conversion Price will not be subject to the $2.80 floor price under paragraph (ii) above.

The Series B Preferred Stock will automatically convert into Common Stock if, any time following 18 months after the Issue Date, the average closing price of the Common Stock over a 20 consecutive trading day period exceeds 2.5 times the Series B Original Issue Price (as adjusted for certain dilutive equity issuances and for stock splits and similar events related to the Series B Preferred Stock). In addition, the Series B Preferred Stock held by holders that do not accept an offer by the Company, within 60 days of delivery of such offer, to purchase the Series B Preferred Stock for at least 2.5 times the Series B Original Issue Price (as so adjusted) also will automatically convert into Common Stock. The Series B Preferred Stock will automatically convert into Common Stock upon the agreement of the holders of 75% of the Series B Preferred Stock.

Holders of two-thirds of the Series B Preferred Stock may require the Company to redeem their shares in four equal quarterly installments any time on or after the fourth anniversary of the Issue Date at the Series B Original Issue Price plus accrued but unpaid dividends.

Holders of Series B Preferred Stock will be entitled to vote together with all other classes and series of voting stock of the Company on all actions to be taken by the stockholders of the Company. As long as at least 25% of the shares of the Series B Preferred Stock issued pursuant to the Series B Purchase Agreement remain outstanding, the Company shall not take numerous specified actions (including certain changes to the Company’s Certificate of Incorporation) without first obtaining the written consent of holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting separately as a class. As long as 50% of the shares of the Series B Preferred Stock issued pursuant to the Series B Purchase Agreement remain outstanding, the Company shall not take numerous specified actions (including declaration of dividends or distributions on the capital stock other than dividends and distributions paid on the Series B Preferred Stock and the Series A Preferred Stock) without first obtaining the written consent of holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting separately as a class. In addition, as long as the Company Option is in effect, holders of 100% of the Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class, shall have the right to veto (i) any Company Acquisition, and (ii) the issuance of any securities ranking senior to or pari passu with the Series A Preferred Stock or the Series B Preferred Stock, with respect to voting, dividend, liquidation or redemption rights, including the issuance of subordinated debt.

These and other terms and provisions of the Series B Preferred Stock are set forth in the Certificate of Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock (the “Series B Certificate of Designations”) that is a part of the Company’s Certificate of Incorporation. The Series B Certificate of Designations was filed with the Secretary of State of Delaware on May 27, 2004. In order to provide the Investors the rights set forth in the Series B Certificate of Designations, the Company also has amended its Certificate of Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock.

Common Stock Warrants

The Common Stock Warrants issued on the First Closing Date will expire on May 28, 2014. They are not exercisable at the time of issuance. Upon stockholders’ approval at the annual meeting, the Common Stock Warrants will become exercisable at the option of the Investors to purchase one share of Common Stock for every five shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock that is issued or issuable upon the conversion of the principal amount of the Senior Subordinated Notes. The exercise price of the Common Stock Warrants is $4.32 per share (representing a 25% premium to the trailing 20 day average closing price of the Common Stock of the Company immediately preceding May 28, 2004).

Amended and Restated Stockholders’ Voting Agreement

In connection with the Series B Purchase Agreement, the Company, Investors and certain stockholders of the Company, who collectively hold a majority of the voting stock of the Company as of May 28, 2004, entered into an Amended and Restated Stockholders’ Voting Agreement, dated May 28, 2004 (the “Stockholders’ Agreement”), pursuant to which parties have agreed to vote, or cause to be voted, all securities of the Company they own or over which they have voting control so that the number of directors of the Company will be nine, consisting of:

•	the Company’s chief executive officer, currently Sterling E. Phillips, Jr., or if there is no chief executive officer, the Company’s President;

•	two directors designated by the holders of a majority of the stock held by the Pequot Funds;

•	five independent directors to be selected by a nominating committee comprised solely of independent directors; and

•	one non-employee director to be selected by the chief executive officer of the Company (or if there is no chief executive officer, the President of the Company) and reasonably acceptable to the Investors, who shall initially be Peter C. Belford.

In certain circumstances, including the Company’s failure to redeem the Series B Preferred Stock as required or failure to pay amounts due under the Senior Subordinated Notes, the Investors may designate additional directors so that the directors appointed by the Investors will comprise a majority of the Board of Directors. This right will terminate if the Company cures the failure which provided the Investors the right to designate additional directors. Rights of the Investors pursuant to the Amended and Restated Stockholders’ Voting Agreement are senior to similar rights provided to Pequot in connection with the Company’s financing in December 2003.

Registration Rights

In connection with the Series B Purchase Agreement, the Company also entered into a Registration Rights Agreement with Investors, dated May 28, 2004 (the “Registration Rights Agreement”), pursuant to which, within 30 days following the Issue Date and each subsequent closing under the Series B Purchase Agreement following the exercise of the Company Option, the Company will be required to file a registration statement on Form S-3 registering the resale of the Common Stock underlying the Series B Preferred Stock and the Common Stock Warrants, and all other shares of Common Stock owned from time to time by the Investors. The Company will be required to keep such registration statement effective until all the Common Stock registered thereunder are sold or the holders are entitled to sell such Common Stock under Rule 144(k) under the Securities Act of 1933. The Registration Rights Agreement also provides Investors with piggyback registration rights with respect to certain underwritten offerings initiated by the Company.

Voting Agreement

In connection with the Series B Purchase Agreement, certain principal stockholders of the Company, who collectively hold a majority of the Company’s voting stock as of May 28, 2004, entered into a Voting Agreement, pursuant to which parties have agreed to vote or cause to be voted, all securities of the Company they own or over which they have voting control at the annual meeting in favor of certain proposals relating to the conversion of the Senior Subordinated Notes into Series B Preferred Stock, and the exercise of the Investors’ Common Stock Warrants to purchase the Company’s Common Stock.

Amended and Restated Senior Credit Facility

Prior to the execution of the Series B Purchase Agreement, Bank of America, N.A., with whom the Company has a revolving credit facility, waived covenant defaults under its existing Credit Agreement otherwise triggered by the execution of the Series B Purchase Agreement. Contemporaneously with the execution of the Series B Purchase Agreement, the Company amended and restated its existing credit agreement with Bank of America. Pursuant to the Amended and Restated Credit Agreement, the Company’s revolving credit facility increased to $20 million, and the $3.5 million term loan with Bank of America was rolled into the revolving credit facility. The Amended and Restated Credit Agreement also eliminated or revised certain covenants related to the Company’s net worth, the ratio of the Company’s senior debt to EBITDA, total funded debt to EBITDA and ratio of fixed charge coverage to take into account the financial position of the Company following the closing on the First Closing Date, and the Company’s acquisition of BAI. In addition, the Amended and Restated Credit Agreement revised provisions relating to a change of control of the Company, issuance of securities, Company liens and permitted Company indebtedness, to give effect to the transactions contemplated under the Series B Purchase Agreement and to ensure that the consummation of transactions contemplated under the Series B Purchase Agreement will not violate the Senior Credit Facility with Bank of America.

Amended and Restated Intercreditor Agreement

In connection with the Series B Purchase Agreement and the Amended and Restated Credit Agreement, the Company, the Investors and Bank of America entered into an Amended and Restated Intercreditor and Subordination Agreement (the “Amended and Restated Intercreditor Agreement”). The Amended and Restated Intercreditor Agreement provides for the relative rights of Bank of America, the holders of the Senior Subordinated Notes, and the holders of our existing convertible notes issued pursuant to the Series A Purchase Agreement with respect to the Company’s indebtedness and related security interests in the assets of the Company and its subsidiaries. Under the Amended and Restated Intercreditor Agreement, Investors have agreed not to accelerate the indebtedness under the Senior Subordinated Notes or take specified enforcement actions or institute specified proceedings against the Company until certain circumstances described in the Amended and Restated Intercreditor Agreement have occurred. The Amended and Restated Intercreditor Agreement provides that, as long as an event of default (as specified and determined under the Amended and Restated Intercreditor Agreement) does not exist under the Amended and Restated Credit Agreement and related security arrangements, the Company may pay interest and principal as due under the Senior Subordinated Notes and the Convertible Notes. If an event of default (other than specified payment defaults or defaults arising from cross-defaults with respect to the Convertible Notes) occurs under the Amended and Restated Credit Agreement, holders of the Senior Subordinated Notes must wait 180 days to receive and retain quarterly principal and interest payments under the Senior Subordinated Notes and to take specified enforcement actions against the Company. If holders of the Senior Subordinated Notes exercise remedies against the Company with respect to the Senior Subordinated Notes, any proceeds holders of the Senior Subordinated Notes receives from the exercise of such remedies in excess of what they are entitled to must be applied to the Bank of America indebtedness until the Bank of America indebtedness is paid in full. The Amended and Restated Intercreditor Agreement also provides for the transfer to the holders of the Senior Subordinated Notes of collateral held by the Bank of America pursuant to the Amended and Restated Credit Agreement if the indebtedness under the Bank of America Agreement is paid in full.

Summary of Terms

The description of the terms and provisions of the Series B Purchase Agreement, the Series B Certificate of Designations, the amendment to Series A Certificate of Designations, the Senior Subordinated Notes, the Common Stock Warrants, the Amended and Restated Stockholders’ Voting Agreement, the Registration Rights Agreement, the Voting Agreement, the Amended and Restated Credit Agreement and the Amended and Restated Intercreditor Agreement set forth herein do not purport to be complete and are subject to, and are qualified in their entirety by, the detailed provisions of those documents. Copies of these documents are filed as exhibits to this Current Report on Form 8-K.

Item 7.	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

As of the date of the filing of this Current Report on Form 8-K, it is impracticable for Analex to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of the Form 8-K, the required financial statements shall be filed by amendment to this Form 8-K by July 27, 2004.

(b)	Pro Forma Financial Statements.

As of the date of the filing of this Current Report on Form 8-K, it is impracticable for Analex to provide the financial statements required by this Item 7(b). In accordance with Item 7(b)(2) of the Form 8-K, the required financial statements shall be filed by amendment to this Form 8-K by July 24, 2004.

(c)	Exhibits.

4.1	Amendment to Certificate of Designations, Powers, Preferences and Rights of Series A Convertible Preferred Stock

4.2	Certificate of Designations, Powers, Preferences and Rights of Series B Convertible Preferred Stock

4.3	Form of Secured Subordinated Notes

4.4	Form of Common Stock Warrants

10.1	Purchase Agreement, dated May 28, 2004 by and among Analex Corporation, General Electric Pension Trust, New York Life Investment Management LLC, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

10.2	Amended and Restated Stockholders’ Voting Agreement, dated May 28, 2004 by and among Analex Corporation, General Electric Pension Trust, New York Life Investment Management LLC, Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P. and certain stockholders of Analex Corporation

10.3	Registration Rights Agreement, dated May 28, 2004 by and among Analex Corporation, General Electric Pension Trust, New York Life Investment Management LLC, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

10.4	Voting Agreement, dated May 28, 2004 by and among Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P. and certain stockholders of Analex Corporation.

10.5	Amended and Restated Credit Agreement, dated as of May 28, 2004, by and among Bank of America, N.A., Analex Corporation and certain subsidiaries of Analex Corporation.

10.6	Amended and Restated Intercreditor Agreement, dated May 28, 2004 by and among Bank of America, General Electric Pension Trust, New York Life Investment Management LLC, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

99.1	Press Release announcing the closing of the acquisition of Beta Analytics, Incorporated and the financing under the Series B Purchase Agreement dated May 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANALEX CORPORATION

Date:	June 1, 2004	By:	/s/ Ronald B. Alexander

Ronald B. Alexander Senior Vice President and Chief Financial Officer